Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Telephone and Data Systems, Inc. of our report dated February 18, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2020 Annual Report to Shareholders, which is incorporated by reference in Telephone and Data Systems, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
February 23, 2021